EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) of California Micro Devices Corporation (the "Company") pertaining to the Company's
(a) VP Sales Option Program, (b) VP Finance & Administration and CFO Option Program (c) 1995 Stock Option Plan, as amended, (d) 1995 Non-Employee Directors' Stock Option Plan, as amended, and to the reoffer and resale of 301,244 shares of Common Stock, and to the incorporation by reference therein of our report dated April 25, 2001, with respect to the financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP

San Jose, California
May 13, 2002